PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
May 10, 2007	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES
FIRST QUARTER 2007 RESULTS

Dynex Capital, Inc. (NYSE: DX) reported today its results for the quarter ended March 31, 2007. The Company reported net income for the quarter of $1.9 million versus net income of $1.2 million for the same quarter last year. The Company also reported net income to common shareholders of $0.9 million for the quarter, or $0.08 per common share, an increase from $0.2 million, or $0.01 per common share, reported for the first quarter of 2006.

The Company’s book value per common share increased $0.15 from $7.78 at December 31, 2006 to $7.93 at March 31, 2007. The Company also reported adjusted common equity book value of $100.4 million, or $8.27 per common share, at the end of the first quarter of 2007. Adjusted common equity book value consists of book value per common share, adjusted to reflect all financial assets and financial liabilities at their fair values, based on anticipated cash flows from the assets less the associated cash requirements for the liabilities, discounted at estimated market rates. A reconciliation of the adjustments to common equity book value and adjusted common equity book value per share is included at the end of this press release.

Thomas Akin, Chairman, stated, “Operating results for the first quarter were in-line with our expectations. Our investment portfolio is generating sufficient earnings and cash flows to fund our preferred dividends and operations, while we continue to monitor the markets for further investment opportunities with our capital. Common book value per share increased $0.15, and adjusted common book value per share by roughly the same amount in part from net earnings for the quarter and in part from improved valuations on our investments. Our commercial mortgage loan portfolio continues to perform well. As we have indicated in the past, we have worked diligently in removing risks from our balance sheet and building our capital available for reinvestment, and our current investment assets and cash should continue to produce results similar to the first quarter for the balance of the year, absent any currently unforeseen credit or other issues.”

Mr. Akin continued, “With respect to new investments, we have seen an increase in both the quality and quantity of opportunities available. At present, none have yet offered a compelling risk-weighted return. Prices on lower rated and non-rated tranches in non-prime mortgage assets continue to decline, and we are closely monitoring opportunities. We expect further deterioration in asset pricing in the non-prime mortgage market, and are otherwise very cautious about adding credit risk to the balance sheet at prices today given the outlook for the mortgage and housing industries. In addition, with the shape of the yield curve today, we remain cautious on adding leverage to the balance sheet. Given these viewpoints, we continue to invest principally at the very short end of the curve. We do remain optimistic, however, that we will find solid opportunities to invest our capital.”

Mr. Akin concluded, “The Company’s Annual Meeting of Shareholders will be held at 9:00 a.m. EDT on May 24, 2007 at the Hilton Newark Penn Station in Newark, New Jersey. We hope that all of our shareholders will join us at that time as we discuss our outlook for 2007 and beyond. Since our Annual Meeting is only a few short weeks away, we will not have a quarterly earnings call but will instead talk about first quarter results at that meeting. After the meeting, we will make these slides available to our shareholders at our website, www.dynexcapital.com. ”

Discussion of First Quarter Results

The Company reported net income for the quarter of $1.9 million compared to $1.2 million for the same period last year. After consideration of the preferred stock dividend, the Company reported net income to common shareholders of $0.9 million, or $0.08 per common share, compared to $0.2 million, or $0.01 per common share, for the first quarter of 2006.

The Company reported net interest income on its investment portfolio of $2.5 million for the first quarter of 2007 compared to $2.3 million for the same period in 2006 and $3.1 million for the quarter ended December 31, 2006. The increase in the net interest income for the first quarter of 2007 over the same quarter in 2006 was primarily related to the derecognition of approximately $279 million in lower yielding securitized commercial mortgage loans and the related securitization financing during 2006, which had generated net interest expense of $0.5 million in the first quarter of 2006. The decline in net interest income of $0.6 million from the fourth quarter of 2006 to the first quarter of 2007 was due primarily to a level yield adjustment that reduced interest expense by $0.5 million for the fourth quarter of 2006.

Net interest spread on investments was 1.35% for the first quarter of 2007 compared to a negative spread of 0.14% for the first quarter of 2006 and a spread of 1.20%, excluding a $0.5 million favorable level yield adjustment discussed above, for the fourth quarter of 2006. The Company’s net yield on average interest earning assets was 2.85% for the first quarter of 2007 compared to 1.26% for the first quarter of 2006 and 2.95% for the fourth quarter of 2006. The overall yield on interest earning assets, including cash and cash equivalents, was 7.90% for the first quarter of 2007 versus 7.51% for the first quarter of 2006, and the weighted average cost of funds was 6.97% for the first quarter of 2007 versus 7.72% for the first quarter of 2006.

Net interest income after provision for loan losses was $3.0 million for the first quarter of 2007 compared to $2.4 million for the same period in 2006 and $3.1 million for the quarter ended December 31, 2006. The Company recognized a $0.5 million benefit from the recapture of loan losses, primarily related to its commercial mortgage loans, during the first quarter of 2007. The benefit was due to the liquidation of a commercial mortgage loan, which was delinquent at the end of 2006, at a lower loss than

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expected, and the continued improvement in the performance of the securitized commercial mortgage loans.

The first quarter also included a charge of $0.6 million related to an increase in the estimated future payments to be made on the obligation under payment agreement. The increase in estimated payments is associated with the lower than anticipated loss on the commercial mortgage loan that liquidated during the quarter as mentioned above. The obligation under payment agreement was recorded in connection with the initial capitalization of the joint venture with Deutsche Bank, and represents the obligation to remit to the joint venture certain cash flows that the Company receives on its securitized commercial mortgage loans.

General and administrative expenses were $1.1 million for the first quarter of 2007, which is flat to the fourth quarter of 2006 and a decrease from the first quarter of 2006 amount of $1.3 million. The decline from the first quarter of 2006 is primarily related to the cost reductions at our tax lien servicing operations in Pennsylvania.

Balance Sheet

Total assets were $455.0 million at March 31, 2007 compared to $466.6 million at December 31, 2006. Investments declined from $403.6 million at December 31, 2006 to $392.4 million at the end of the first quarter of 2007, primarily as a result of principal payments received on the investment portfolio. The Company’s obligation under payment agreement increased slightly to $16.8 million as of the end of the first quarter of 2007 from $16.3 million at December 31, 2006 as a result of an increase in the estimated future cash payments to be made under this agreement of $0.5 million, which was partially offset by payments made on the agreement during the quarter.

At the end of the first quarter of 2007, the Company had capital immediately available for reinvestment of $68 million, consisting of cash and cash equivalents and borrowing capacity under its existing repurchase agreement facility. There is also approximately $39 million of cash and cash equivalents available for investment in the Company’s joint venture with Deutsche Bank.

Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-

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Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, as filed with the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$57,843	$56,880
Other assets	4,705	6,111
	62,548	62,991
Investments:
Securitized finance receivables:
Commercial mortgage loans, net	224,173	228,466
Single-family mortgage loans, net	106,654	117,838
Investment in joint venture	38,847	37,388
Securities	16,452	13,143
Other investments	2,671	2,802
Other loans	3,645	3,929
	392,442	403,566
	$454,990	$466,557

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing	$206,615	$211,564
Repurchase agreements secured by securitization financing	86,926	95,978
Obligation under payment agreement	16,847	16,299
Other liabilities	6,132	6,178
	316,520	330,019

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	121	121
Additional paid-in capital	366,674	366,637
Accumulated other comprehensive income	1,618	663
Accumulated deficit	(271,692)	(272,632)
	138,470	136,538
	$454,990	$466,557

Book value per common share	$7.93	$7.78

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006

Interest income	$8,215	$14,766
Interest and related expense	(5,755)	(12,478)
Net interest income	2,460	2,288

Recapture of loan losses	523	119

Net interest income after recapture of loan losses	2,983	2,407

Equity in earnings of joint venture	630	-
Other (expense) income	(545)	133
General and administrative expenses	(1,126)	(1,327)

Net income	1,942	1,213
Preferred stock charge	(1,003)	(1,036)

Net income to common shareholders	$939	$177

Change in net unrealized gain (loss) during the period on:
Investments classified as available-for-sale	126	364
Investment in joint venture	829	-
Comprehensive income	$2,897	$1,577

Net income per common share
Basic and diluted	$0.08	$0.01

Weighted average number of common shares outstanding:
Basic	12,133,151	12,161,682
Diluted	12,133,577	12,161,682

DYNEX CAPITAL, INC.
Reconciliation of Book Value to Adjusted Common Equity Book Value
(Thousands except share data)
(unaudited)

	March 31,	December 31,
	2007	2006

Shareholders’ equity	$138,470	$136,538

Less: Preferred stock redemption value	(42,215)	(42,215)

Common equity book value	96,255	94,323

Adjustments to present amortized cost basis investments at fair value:
Securitized finance receivables, net	4,150	4,427
Other mortgage loans	734	776
Investment in joint venture	(767)	(868)

Adjusted common equity book value	$100,372	$98,658

Adjusted book value per common share	$8.27	$8.13